October 17, 2008 Se

curities and Exchange Commission 100 F Street, N.E.
Washington, D.C.   20549-7561
Dear Sirs/Madams:
We have read the Exhibit to Sub-Item 77K of Oppenheimer Portfolio Series Fixed Income Active Allocation Fund's amended Form NSAR-A dated October 17, 2008, and we agree with the statements made therein.
Yours truly,


/s/ DELOITTE & TOUCHE LLP
Denver, Colorado